EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of February 13, 2009.

PHILLIPS, HAGER & NORTH INVESTMENT
MANAGEMENT LTD.

/s/ Michael Wallberg
Signature

Michael Wallberg/Vice President
Name/Title

RBC ASSET MANAGEMENT INC.

/s/ Frank Lippa
Signature

Frank Lippa/Chief Operating Officer & Chief
Financial Officer
Name/Title